UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Genesco Inc.

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The following press release was issued by Genesco Inc. on April 12, 2021.

Genesco Confirms Receipt of Director Nominations from Legion Partners

•	Footwear-focused strategy has driven strong performance before, during and coming out of the pandemic
•	Recent momentum exhibited by sequential improvement in every quarter since Q1 fiscal 2021 and one-year stock appreciation of over 150%
•	Highly engaged, independent Board committed to ongoing refreshment, having appointed two new directors in the past 18 months
•	Legion Partners seeking controlling slate of 7 of 8 seats on Genesco’s Board of Directors

NASHVILLE, Tenn. – April 12, 2021 – Genesco Inc. (NYSE: GCO) (“Genesco” or the “Company”) today confirmed that Legion Partners Asset Management, LLC (“Legion”) has provided notice of its intent to nominate a controlling slate of seven individuals to stand for election to the Genesco Board of Directors at the 2021 Annual Meeting of Shareholders.

The Board and Nominating and Governance Committee will review the proposed Legion nominees and present the Board’s recommendation regarding director nominees in the Company’s definitive proxy materials, which will be filed with the Securities and Exchange Commission and mailed to all shareholders eligible to vote at the 2021 Annual Meeting. The date of the 2021 Annual Meeting has not yet been announced, and Genesco shareholders are not required to take action at this time.

In response to Legion’s nominations, Genesco issued the following statement:

“While we disagree with many of Legion’s assertions and are surprised that they are seeking to replace a majority of Genesco’s eight-member Board after not responding to our repeated requests for their input and ideas or sharing their proposed candidates in advance, we value all feedback from shareholders and will continue to seek to have a constructive dialogue with Legion like we would with any shareholder. We will review the letter from Legion, along with their proposed director candidates, and respond in due course. Genesco’s Board and recently appointed management team are committed to acting in the best interests of all shareholders and executing on our plans to drive meaningful growth and shareholder value creation.

Strong footwear-focused strategy driving continued momentum

“Our footwear-focused strategy has successfully delivered strong performance both before and throughout the pandemic, including 11 consecutive quarters of positive comps prior to the pandemic and 50% growth in EPS in fiscal 2020. Under our new CEO, Mimi Vaughn, just prior to the pandemic and its impact on our business and the retail industry generally, we set forth a comprehensive five-year plan focused on six strategic growth pillars aimed at accelerating Genesco’s transformation and capitalizing on significant synergies across our businesses – including our shared technology platforms – to further drive growth and profitability. Our successes despite the difficulties of the past year have reinforced our view that we have the right plan in place, and the Board has been actively involved in working with our management team to implement and adjust our strategy as we respond to accelerating changes across our industry.

Robust Board and CEO-led response to COVID-19 generating results

“In response to the pandemic, our team rose to the challenge and moved quickly to close and reopen Genesco’s fleet of nearly 1,500 retail locations and drive record conversion rates to partially offset the impact of reduced foot traffic, all while making the safety of our customers and employees the highest priority. Our deliberate investments in our digital capabilities prior to the pandemic enabled Genesco to capitalize on the accelerated shift to online shopping, resulting in record digital revenues of $450 million in fiscal 2021, an increase of almost 75% year-over-year, while also fueling record profitability for this channel.

Well-positioned for growth following strong performance through the pandemic

“Executing the Company’s current strategy produced positive results in fiscal 2021, including sequential improvement in revenue and gross margin in every quarter since Q1 fiscal 2021. In light of the pandemic, we were pleased to end the 2021 fiscal year with strong fourth quarter performance, including total company operating margin of nearly 10% and record operating income at Journeys. We also successfully reduced our full year operating expenses, inclusive of rent abatements, by nearly 16% compared to fiscal 2020 while generating cash flows over $130 million, ensuring sufficient liquidity. We are now entering fiscal 2022 with a very healthy balance sheet, and we continue to make changes to our cost base and allocate capital expenditures to enable increased investment in growth and enhance our ROIC.

Proven track record of share price growth under new leadership and footwear-focused strategy

“Genesco’s share price has increased significantly as a result of the execution of our footwear-focused strategy and strategic growth plans under Ms. Vaughn and over the past year, reflecting tangible measures put in place during the pandemic. Since Ms. Vaughn became CEO in February 2020, Genesco’s share price has increased approximately 24%, and over the past year, Genesco’s share price has increased over 150%, reflecting strong momentum coming out of the pandemic and heading into fiscal 2022.”

Highly engaged, independent Board committed to ongoing refreshment

“These successes were overseen by Genesco’s experienced Board and management team, with a focus on preserving capital, reducing expenses and increasing liquidity. While we are still in the early stages of our five-year growth plan under the leadership of Ms. Vaughn, Genesco is already performing strongly, and we believe we are on a clear path to drive growth and sustained profitability. Genesco’s Board and management team will continue to review and refine our strategies for seizing the opportunities ahead for the benefit of all shareholders.”

“Our highly engaged, independent Board believes that diversity and new perspectives are important and regularly evaluates Board composition to make sure it reflects the mix of skills and expertise the Company needs at the time. As part of our ongoing refreshment program, two of our eight directors were appointed in the last 18 months, we appointed a new lead director in the last two years, and three tenured directors have either retired or stepped down over the last three years. We are committed to continuing this Board refreshment process to meet the strategic needs of Genesco as we execute our strategy and position the Company to succeed in an increasingly digital retail environment.”

About Genesco Inc.

Genesco Inc., a Nashville-based specialty retailer, sells footwear and accessories in more than 1,455 retail stores throughout the U.S., Canada, the United Kingdom and the Republic of Ireland, principally under the names Journeys, Journeys Kidz, Little Burgundy, Schuh, Schuh Kids, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.journeys.ca, www.littleburgundyshoes.com, www.schuh.co.uk, www.johnstonmurphy.com, www.johnstonmurphy.ca, and www.dockersshoes.com. In addition, Genesco sells wholesale footwear under its Johnston & Murphy brand, the licensed Dockers brand, the licensed Levi's brand, the licensed Bass brand, and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Forward-Looking Statements

This release contains forward-looking statements, including those regarding the performance outlook for the Company and all other statements not addressing solely historical facts or present conditions.  Forward- looking statements are usually identified by or are associated with such words as "intend," "expect," "believe," "anticipate," "optimistic" and similar terminology.  Actual results could vary materially from the expectations reflected in these statements.  A number of factors could cause differences.  These include adjustments to projections reflected in forward-looking statements, including those resulting from the effects of COVID-19 on the Company's business, including COVID-19 case spikes in locations in which the Company operates, additional stores closures due to COVID-19, weakness in store and shopping mall traffic, restrictions on operations imposed by government entities and/or landlords, changes in public safety and health requirements, and limitations on the Company's ability to adequately staff and operate stores.  Differences from expectations could also result from stores closures and effects on the business as a result of civil disturbances; the level and timing of promotional activity necessary to maintain inventories at appropriate levels; the imposition of tariffs on product imported by the Company or its vendors as well as the ability and costs to move production of products in response to tariffs; the Company's ability to obtain from suppliers products that are in-demand on a timely basis and effectively manage disruptions in product supply or distribution, including disruptions as a result of COVID-19; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the effects of the British decision to exit the European Union and other sources of market weakness in the U.K. and Republic of Ireland; the effectiveness of the Company's omnichannel initiatives; costs associated with changes in minimum wage and overtime requirements; wage pressure in the U.S. and the U.K.; weakness in the consumer economy and retail industry; competition and fashion trends in the Company's markets; risks related to the potential for terrorist events; risks related to public health and safety events; changes in buying patterns by significant wholesale customers; retained liabilities associated with divestitures of businesses including potential liabilities under leases as the prior tenant or as a guarantor; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons.  Additional factors that could cause differences from expectations include the ability to renew leases in existing stores and control or lower occupancy costs, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; the Company's ability to realize anticipated cost savings, including rent savings; the Company's ability to achieve expected digital gains and gain market share; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets, operating lease right of use assets or intangible assets or other adverse financial consequences and the timing and amount of such impairments or other consequences; unexpected changes to the market for the Company's shares or for the retail sector in general; costs and reputational harm as a result of disruptions in the Company's business or information technology systems either by security breaches and incidents or by potential problems associated with the implementation of new or upgraded systems; the Company's ability to realize any anticipated tax benefits; and the cost and outcome of litigation, investigations and environmental matters involving the Company.  Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, the Company's SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via the Company's website, www.genesco.com.  Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco's ability to control or predict.  Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  Forward-looking statements reflect the expectations of the Company at the time they are made.  The Company disclaims any obligation to update such statements.

Important Additional Information and Where to Find It

Genesco intends to file a preliminary and definitive proxy statement (the “Proxy Statement”) and accompanying proxy card in connection with the solicitation of proxies for the 2021 annual meeting of Genesco shareholders (the “Annual Meeting”).  INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED WITH THE U.S. Securities and Exchange Commission (the “SEC”) CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION.  Shareholders may obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Genesco with the SEC for no charge at the SEC’s website at www.sec.gov.  Copies will also be available at no charge in the Investors section of Genesco’s corporate website at www.genesco.com.

Participants in the Solicitation

Genesco, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Genesco shareholders in connection with the matters to be considered at the Annual Meeting.  Information regarding the names of Genesco’s directors and executive officers and certain other individuals and their respective interests in Genesco by security holdings or otherwise is set forth in the Annual Report on Form 10-K of Genesco for the fiscal year ended January 30, 2021, and Genesco’s definitive proxy statement for the 2020 annual meeting of Genesco shareholders, filed with the SEC on May 15, 2020.  To the extent holdings of such participants in Genesco’s securities have changed since the amounts described in the proxy statement for the 2020 annual meeting of Genesco shareholders, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC.  Details regarding the nominees of Genesco’s Board of Directors for election at the Annual Meeting will be included in the definitive proxy statement, when available.

Media Contacts:

Claire S. McCall

cmccall@genesco.com
(615) 367-8283

Or

Jared Levy / Danya Al-Qattan
Sard Verbinnen & Co
Genesco-SVC@sardverb.com

Investor Contacts:

Tom George

tgeorge@genesco.com

(615) 367-7465

Or

David Slater

dslater@genesco.com

(615) 367-7604